As filed with the Securities and Exchange Commission on May 19, 2009
                                                                                                                            Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-0037077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6501 Legacy Drive
Plano, Texas
(Address of principal executive offices)
75024
(Zip Code)

J. C. Penney Company, Inc.
2009 Long-Term Incentive Plan
(Full title of the plan)

Janet L. Dhillon, Esq.
Executive Vice President, General Counsel and Secretary
J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas  75024
(Name and address of agent for service)

(972) 431-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,”  “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer   ☒     Accelerated filer  ☐    Non-accelerated filer  ☐                 Smaller reporting company  ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock of 50¢ par value (Common Stock) of J. C. Penney Company, Inc. (Company or Registrant)	13,100,000 Shares	$26.85	$351,735,000	$19,626.81

(1)
Number of shares that may be issued by Registrant pursuant to stock options or other stock awards available for future grant under the Company's 2009 Long-Term Incentive Plan (Plan).  The Plan provides that the number of shares available under the Plan will be equitably adjusted in the event of a stock dividend, stock split, recapitalization or similar event.  Accordingly, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares that by reason of such event may become available under the Plan.

(2)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) and based on the average of the high and low  prices of the Common Stock as reported on the New York Stock Exchange on May 15, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the J. C. Penney Company, Inc. 2009 Long-Term Incentive Plan (Plan) as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933, as amended.  These documents are not being filed with the Securities and Exchange Commission (Commission) as a part of this registration statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 (other than information contained therein deemed to have been furnished and not filed in accordance with Commission rules).

(b)	The Company’s Current Reports on Form 8-K filed on March 3, 2009, March 17, 2009, April 13, 2009, April 14, 2009, April 28, 2009 and May 12, 2009.
(c)
The description of the Company’s common stock contained in its Post-Effective Amendment No. 1 to Form S-3 (SEC File No. 333-142317-01) as filed with the Commission on May 19, 2009, and any document filed which updates that description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The legality of the shares of the Company’s Common Stock being registered hereby has been passed upon by Janet L. Dhillon, Esq., Executive Vice President, General Counsel and Secretary of the Company.  As of May 15, 2009, Ms. Dhillon had outstanding options to purchase 63,796 shares of the Company’s Common Stock.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of the Company’s directors and officers in a variety of circumstances which may include liabilities under the Securities Act of 1933, as amended.

Article X of the Company’s bylaws provides in substance, for indemnification by the Company of its directors and officers in accordance with the provisions of the Delaware General Corporation Law.  The Company has entered into indemnification agreements with its current directors and certain of its current officers which generally provide for indemnification by the Company except as prohibited by applicable law.  To provide some assurance of payment of amounts to which these directors and officers may become entitled pursuant to these agreements, the Company has funded a trust.

In addition, the Company has purchased insurance coverage under policies which insure the Company for amounts which it may be required or permitted to pay as indemnification of these directors and officers, and which insure these directors and officers against liabilities which might be incurred and for which they are not entitled to indemnification by the Company.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit
Number                                           Description

4.1
Restated Certificate of Incorporation of the Company, as amended to May 19, 2006 (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2006, SEC File No. 001-15274, and incorporated herein by reference).

4.2	Bylaws of the Company, as amended to February 25, 2009 (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed March 3, 2009, SEC File No. 001-15274, and incorporated herein by reference).

5	Opinion of Janet L. Dhillon regarding legality of securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Janet L. Dhillon included in Exhibit 5.

24	Power of Attorney.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid  by  a  director, officer or  controlling person of  the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 19th day of May, 2009.
J. C. PENNEY COMPANY, INC.

By:	/s/ R. B. Cavanaugh
R. B. Cavanaugh
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
* M. E. Ullman, III	Chairman of the Board and Chief Executive Officer (principal executive officer); Director	May 19, 2009

* K. C. Hicks	President and Chief Merchandising Officer; Director	May 19, 2009

/s/ R. B. Cavanaugh R. B. Cavanaugh	Executive Vice President and Chief Financial Officer (principal financial officer)	May 19, 2009

* D. P. Miller	Senior Vice President and Controller (principal accounting officer)	May 19, 2009

* C. C. Barrett	Director	May 19, 2009

* M. A. Burns	Director	May 19, 2009

* M. K. Clark	Director	May 19, 2009

* T. J. Engibous	Director	May 19, 2009

* K. B. Foster	Director	May 19, 2009

* B. Osborne	Director	May 19, 2009

* L. H. Roberts	Director	May 19, 2009

* J. G. Teruel	Director	May 19, 2009

* R. G. Turner	Director	May 19, 2009

* M. E. West	Director	May 19, 2009

* By: /s/ R. B. Cavanaugh R. B. Cavanaugh, Attorney-in-fact

II-4

EXHIBIT INDEX

Exhibit Number	Description
4.1
Restated Certificate of Incorporation of the Company, as amended to May 19, 2006 (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2006, SEC File No. 001-15274, and incorporated herein by reference).

4.2	Bylaws of the Company, as amended to February 25, 2009 (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed March 3, 2009, SEC File No. 001-15274, and incorporated herein by reference).

5	Opinion of Janet L. Dhillon regarding legality of securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Janet L. Dhillon included in Exhibit 5.

24	Power of Attorney.

______________________

Filed herewith unless otherwise indicated.